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                                                                   EXHIBIT 99.1



                            SIMMONS COMPANY ANNOUNCES
                        FILING OF INITIAL PUBLIC OFFERING

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ATLANTA, June 8, 2004 - Simmons Company today announced that its indirect parent company, THL Bedding Holding Company, filed a registration statement with the Securities and Exchange Commission for a proposed initial public offering of its common stock. The number of shares to be offered and the price range for the offering have not yet been determined. It is currently contemplated that the shares will be sold by THL Bedding Holding Company and by existing stockholders. In connection with the offering, THL Bedding Holding Company plans to change its name to Simmons Company.

Goldman, Sachs & Co. and Citigroup Global Markets Inc. will serve as the joint book-running managers, with Deutsche Bank Securities Inc., Lehman Brothers Inc., UBS Securities LLC and SunTrust Capital Markets, Inc. acting as co-managing underwriters for the proposed offering.

Atlanta-based Simmons Company is one of the world's largest mattress manufacturers, manufacturing and marketing a broad range of products under brand names including Beautyrest(R), BackCare(R), BackCare Kids(TM), Olympic(R) Queen, Deep Sleep(R) and sang(TM). Simmons Company operates 17 plants across the United States and Puerto Rico.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

A copy of the prospectus relating to these securities may be obtained, when available, from Goldman, Sachs & Co. at 85 Broad Street, New York, New York 10004, Attention: Prospectus Department (facsimile number: 212-902-9316), or Citigroup Global Markets Inc. at Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220 (telephone number: 718-765-6732).

This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to our plans, objectives, expectations and intentions and other statements that contain words such as "expects," "contemplates," "anticipates," "plans," "intends," "believes" and


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variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters. These statements are based on our current beliefs or expectations and are inherently subject to significant uncertainties and changes in circumstances, many of which are beyond our control. There can be no assurance that our beliefs or expectations will be achieved. Actual results may differ materially from our beliefs or expectations due to economic, business, competitive, market and regulatory factors.